Exhibit 99.1

NEWS RELEASE

TREX COMPANY REPORTS FOURTH QUARTER AND FULL

YEAR 2023 RESULTS

—Strong Fourth Quarter Sales Cap a Year of Resilient Consumer Demand for Trex Decking & Railing—

—Full Year Gross Margin Expanded By 480 Basis Points—

—2024 Guidance Anticipates Double-Digit Sales Growth and Further Margin Expansion—

WINCHESTER, Va.—February 26, 2024— Trex Company, Inc. (NYSE:TREX) (Trex or Company), the world’s #1 brand of high-performance, low-maintenance and eco-friendly decking and railing and a leader in outdoor living products, today announced financial results for its fourth quarter and full year 2023.

Fourth Quarter and Full Year 2023 Highlights

•	Quarterly net sales of $196 million; Full year net sales of $1.1 billion.

•	Fourth quarter gross margin of 36.1%; Full year gross margin of 41.3%.

•	Quarterly net income of $22 million and diluted earnings per share of $0.20; Full year net income of $205 million and diluted earnings per share of $1.89.

•	Fourth quarter EBITDA of $41 million and EBITDA margin of 21.0%; Full year EBITDA of $326 million and EBITDA margin of 29.8%.

CEO Comments

“Fourth quarter results represented a strong finish to the year. Sales were above the high end of our guidance range, reflecting strong demand for Trex products heading into 2024. Channel sell-through remained at mid-single-digit levels in the fourth quarter and channel inventories ended the year at historically low levels,” said Bryan Fairbanks, President and CEO. “Also, our recently launched products are continuing to gain traction in the marketplace. Notably, our Trex Transcend® Lineage™ decking line, which offers consumers the look and feel of wood together with heat mitigation technology has garnered considerable consumer interest, along with Trex Select® T-Rail, our high-performance, value-priced composite rail system, and the premium Trex Signature® decking line, which replicates the graining and color richness of tropical hardwoods.

All launched within the last 18 months, these additions to our portfolio have extended the appeal of Trex products to a broader consumer base, expanding our addressable market opportunity. Product launches in 2024 include Trex’s new color matched fastener system and innovative cable and glass railing systems that add two new specialty options to our premium railing line,” continued Mr. Fairbanks.

“Our full year performance demonstrates the resilience of Trex-branded products during periods of economic uncertainty and the positive impact of the Trex continuous improvement program, which were key to the margin improvement achieved in 2023. Throughout the year, we worked closely with our channel partners to optimize inventory levels and lead times to address the dynamic market environment. Additionally, we increased our investment in sales, marketing, and branding programs, along with new product development to drive our future growth. These expenditures are aligned with our strategy to take full advantage of the strong long-term secular trends that have made the Outdoor Living category one of the fastest-growing segments of the Repair & Remodel sector,” said Mr. Fairbanks.

Fourth Quarter 2023 Results

Fourth quarter 2023 consolidated net sales were $196 million, compared to $192 million reported in the prior-year quarter and 8.4% above Trex Residential net sales of $181 million in the year ago quarter. The growth in net sales was due primarily to increased volume and the absence of the residual channel inventory drawdown that occurred in the 2022 fourth quarter.

Gross margin was 36.1% in the fourth quarter of 2023 compared, to reported consolidated gross margin of 34.1% and Trex Residential gross margin of 36.1% in the same quarter last year.

Selling, general and administrative expenses were $43 million, or 21.7% of net sales. This compares to $35 million, or 18.5% of net sales, in the 2022 fourth quarter. In the 2023 fourth quarter, the Company elevated spending on branding and merchandising related to new products launching in 2024, increased R&D to drive growth and returned to normalized personnel and incentive costs.

Net income for the 2023 fourth quarter was $22 million, or $0.20 per diluted share, compared to $10 million, or $0.09 per diluted share, reported in the 2022 fourth quarter. EBITDA was $41 million, compared to $26 million and EBITDA margin was 21.0%, compared to 13.4%.

Full Year 2023 Results

Full year consolidated net sales were $1.1 billion, comparable to 2022 consolidated levels and $35 million higher than Trex Residential net sales in 2022. Gross margin was 41.3%, compared to consolidated gross margin of 36.5% and Trex Residential gross margin of 37.7% in 2022. Selling, general and administrative expenses were $176 million, or 16.1% of net sales, compared to $142 million, or 12.8% of net sales, in 2022.

Full year 2023 net income was $205 million, or $1.89 per diluted share, compared to $185 million, or $1.65 per diluted share, in 2022. EBITDA was $326 million, resulting in an EBITDA margin of 29.8%, compared to EBITDA of $291 million and an EBITDA margin of 26.3% in 2022.

During the 2023 fiscal year, the Company recognized a $3.8 million benefit from a reduction in the Trex Residential warranty reserve related to the surface flaking issue that affected a portion of the products manufactured at the Nevada plant prior to 2007. Excluding the warranty benefit, 2023 adjusted gross margin was 41.0%, adjusted net income was $203 million, or $1.86 per diluted share, adjusted EBITDA was $323 million, and adjusted EBITDA margin was 29.5%.

During 2023, Trex authorized the repurchase of up to 10.8 million shares, or approximately 10% of its existing share float, under a new stock repurchase program. During the year the Company returned $15.6 million to shareholders through the repurchase of 264,896 shares of its outstanding common stock.

Recent Developments & Recognitions

•	Lowe’s honored Trex with its 2023 Sustainability Award for the Company’s commitment to manufacturing sustainably made, wood-alternative decking.

•	Investor’s Business Daily named Trex Company one of the 100 Best ESG Companies for 2023, selected from more than 6,000 global companies, and one of only three in its industry to make the list.

•	Trex Company was ranked by Newsweek magazine as one of America’s Most Responsible Companies 2024, reinforcing Trex’s position as a sustainability leader.

Summary and Outlook

“The Trex team effectively managed through an uncertain business environment in 2023 delivering solid sales performance and improved profitability, while investing in future growth. In 2024, we expect to achieve double-digit sales growth, benefitting from mid-single-digit demand growth and the shift of our Early Buy program to the first quarter of this year from the fourth quarter of 2023.

“For full year 2024, net sales are anticipated to range from $1.215 billion to $1.235 billion, representing year-on-year revenue growth of 12% at the midpoint and EBITDA margin is expected to be in the range of 30.0% to 30.5%, representing margin expansion of approximately 75 basis points. Approximately 60% of full year revenues are expected to occur in the first half of the year. Capital expenditures are expected to be approximately $220 million primarily tied to the development of our new Arkansas campus, including the addition of a warehouse facility,” continued Mr. Fairbanks.

“First quarter 2024 sales are expected to be in the $360 million to $370 million range, inclusive of $60 million to $80 million from our Early Buy program.

“In 2024, we plan to continue to invest in areas that have yielded substantial returns for our Company, notably branding and sales and marketing programs, which have been very effective in driving sales growth, and cost-out programs, which have enabled us to expand gross margin on less-than-full capacity. New product development will remain a priority in 2024, as will the build-out of our world class Arkansas facility. These investments are aligned with our strategy to capture an increasing share of decking, railing, and adjacent products, which together represent a $14 billion addressable market for Trex,” Mr. Fairbanks concluded.

Fourth Quarter 2023 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter and full year 2023 results on Monday, February 26, 2024, at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 4Q23 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours after the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of adjusted net income and adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, and adjusted EBITDA and adjusted EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

	Three Months Ended			Year Ended
	December 31,			December 31,
Trex Company, Inc.	2023	Consolidated 2022	Trex Residential 2022	2023	Consolidated 2022	Trex Residential 2022
	(in thousands, except per share amounts)
Net Income	$21,951	$10,076	$23,937	$205,384	$184,626	$200,876
Warranty adjustment	—	—	—	(3,800)	—	—
Severance charges	—	—	—	—	1,222	1,026
Loss on sale and other related expenses	—	17,159	—	—	17,159	—
Non-executive retention compensation	—	3,406	3,406	—	3,406	3,406
Income tax effect *	—	(5,182)	(858)	973	(5,490)	(1,117)

Adjusted Net Income	$21,951	$25,459	$26,485	$202,557	$200,923	$204,191

Diluted earnings per share	$0.20	$0.09	$0.22	$1.89	$1.65	$1.80
Adjusted diluted earnings per share	$0.20	$0.23	$0.24	$1.86	$1.80	$1.83

*	Income tax effect calculated using the effective tax rate for the applicable period of 25.6% and 25.2%.

Reconciliation of net income (GAAP) to EBITDA and adjusted EBITDA (non-GAAP) is as follows:

	Three Months Ended December 31,			Year Ended December 31,
Trex Company, Inc.	2023	Consolidated 2022	Trex Residential 2022	2023	Consolidated 2022	Trex Residential 2022
	($in thousands)
Net Income	$21,951	$10,076	$23,937	$205,384	$184,626	$200,876
Interest expense (income), net	(2,550)	(1)	(1)	5	(103)	(103)
Income tax expense	8,727	4,548	8,859	70,815	62,212	67,313
Depreciation and amortization	12,995	11,029	10,739	50,189	44,298	43,173

EBITDA	$41,123	$25,652	$43,534	$326,393	$291,033	$311,259
Warranty adjustment	—	—	—	(3,800)	—	—
Severance charges	—	—	—	—	1,222	1,026
Loss on sale and other related expenses	—	17,159	—	—	17,159	—
Non-executive retention compensation	—	3,406	3,406	—	3,406	3,406

Adjusted EBITDA	$41,123	$46,217	$46,940	$322,593	$312,820	$315,691

Net income as a percentage of net sales	11.2%	5.2%	13.3%	18.8%	16.7%	19.0%
EBITDA as a percentage of net sales (EBITDA margin)	21.0%	13.4%	24.1%	29.8%	26.3%	29.4%
Adjusted EBITDA as a percentage of net sales (Adjusted EBITDA margin)	21.0%	24.1%	26.0%	29.5%	28.3%	29.8%

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing – all proudly manufactured in the U.S.A. – and a leader in high performance, low-maintenance outdoor living products. Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been honored with Lowe’s 2023 Sustainability Award, recognized as one of the 100 Best ESG Companies for 2023 by Investor’s Business Daily, and ranked by Newsweek magazine as one of America’s Most Responsible Companies. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Lynn Morgen/Casey Kotary, ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com; casey.kotary@advisiry.com

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Net sales	$195,745	$192,094	$1,094,837	$1,106,043
Cost of sales	125,108	126,602	642,430	702,054

Gross profit	70,637	65,492	452,407	403,989
Selling, general and administrative expenses	42,509	35,446	176,203	141,831
Loss on Sale	—	15,423	—	15,423

Income from operations	28,128	14,623	276,204	246,735
Interest (income) expense, net	(2,550)	(1)	5	(103)

Income before income taxes	30,678	14,624	276,199	246,838
Provision for income taxes	8,727	4,548	70,815	62,212

Net income	$21,951	$10,076	$205,384	$184,626

Basic earnings per common share	$0.20	$0.09	$1.89	$1.65

Basic weighted average common shares outstanding	108,599,628	109,042,968	108,680,459	111,710,676

Diluted earnings per common share	$0.20	$0.09	$1.89	$1.65

Diluted weighted average common shares outstanding	108,750,379	109,187,280	108,809,403	111,880,488

Comprehensive income	$21,951	$10,076	$205,384	$184,626

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,959	$12,325
Accounts receivable, net	41,136	98,057
Inventories	107,089	141,355
Prepaid expenses and other assets	22,070	35,105

Total current assets	172,254	286,842
Property, plant and equipment, net	709,402	589,892
Operating lease assets	26,233	30,991
Goodwill and other intangible assets, net	18,163	18,582
Other assets	6,833	7,398

Total assets	$932,885	$933,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$23,963	$19,935
Accrued expenses and other liabilities	56,734	44,064
Accrued warranty	4,865	4,600
Line of credit	5,500	222,000

Total current liabilities	91,062	290,599
Deferred income taxes	72,439	68,224
Operating lease liabilities	18,840	23,974
Non-current accrued warranty	17,313	20,999
Other long-term liabilities	16,560	11,560

Total liabilities	216,214	415,356

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 140,974,843 and 140,841,833 shares issued and 108,611,537 and 108,743,423 shares outstanding at December 31, 2023 and December 31, 2022, respectively	1,410	1,408
Additional paid-in capital	140,157	131,539
Retained earnings	1,336,058	1,130,674
Treasury stock, at cost, 32,363,306 and 32,098,410 shares at December 31, 2023 and December 31, 2022, respectively	(760,954)	(745,272)

Total stockholders’ equity	716,671	518,349

Total liabilities and stockholders’ equity	$932,885	$933,705

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2023	2022
	(unaudited)
Operating Activities
Net income	$205,384	$184,626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,189	44,298
Deferred Income Taxes	4,215	24,256
Loss on Sale	—	15,423
Stock-based compensation	10,164	5,329
Loss (gain) on disposal of property, plant and equipment	3,140	(27)
Other non-cash adjustments	(48)	(117)
Changes in operating assets and liabilities:
Accounts receivable	56,921	42,513
Inventories	34,266	(64,454)
Prepaid expenses and other assets	(750)	7,925
Accounts payable	2,697	(5,595)
Accrued expenses and other liabilities	8,875	(14,385)
Income taxes receivable/payable	14,367	(23,572)

Net cash provided by operating activities	389,420	216,220

Investing Activities
Expenditures for property, plant and equipment	(166,089)	(176,228)
Proceeds from sale of assets	—	7,290
Proceeds from sales of property, plant and equipment	—	54

Net cash used in investing activities	(166,089)	(168,884)

Financing Activities
Borrowings under line of credit	593,500	425,000
Principal payments under line of credit	(810,000)	(203,000)
Repurchases of common stock	(18,450)	(398,382)
Proceeds from employee stock purchase and option plans	1,223	1,742
Financing costs	30	(1,424)

Net cash used in financing activities	(233,697)	(176,064)

Net decrease in cash and cash equivalents	(10,366)	(128,728)
Cash and cash equivalents at beginning of period	12,325	141,053

Cash and cash equivalents at end of period	$1,959	$12,325

TREX COMPANY, INC.

Segment Data

(in thousands)

(unaudited)

Three Months Ended December 31, 2022	Trex Consolidated	Trex Commercial	Trex Residential
Net sales	$192,094	$11,450	$180,644
Cost of sales	126,602	11,199	115,403
Gross profit	65,492	252	65,240
Selling, general and administrative expenses	35,446	3,000	32,446
Loss on Sale	15,423	15,423	—
Income (loss) from operations	14,623	(18,172)	32,795
Interest income, net	(1)	—	(1)
Income (loss) before income taxes	14,624	(18,172)	32,796
Provision (benefit) for income taxes	4,548	(4,311)	8,859
Net income (loss)	$10,076	$(13,861)	$23,937
EBITDA	$25,652	$(17,882)	$43,534
Depreciation and amortization	$11,029	$290	$10,739
Capital expenditures	$68,065	$98	$67,967
Total assets	$933,705	$—	$933,705

TREX COMPANY, INC.

Segment Data

(in thousands)

(unaudited)

Year Ended December 31, 2022	Trex Consolidated	Trex Commercial	Trex Residential
Net sales	$1,106,043	$46,507	$1,059,536
Cost of sales	702,054	42,365	659,689
Gross profit	403,989	4,142	399,847
Selling, general and administrative expenses	141,831	10,070	131,761
Loss on Sale	15,423	15,423	—
Income (loss) from operations	246,735	(21,351)	268,086
Interest income, net	(103)	—	(103)
Income (loss) before income taxes	246,838	(21,351)	268,189
Provision (benefit) for income taxes	62,212	(5,101)	67,313
Net income (loss)	$184,626	$(16,250)	$200,876
EBITDA	$291,033	$(20,226)	$311,259
Depreciation and amortization	$44,298	$1,125	$43,173
Capital expenditures	$176,228	$324	$175,904
Total assets	$933,705	$—	$933,705